Bacterin to Present at the Noble Financial Tenth Annual Equity Conference

BELGRADE, MT, January 15, 2014 -- Bacterin International Holdings, Inc. (NYSE MKT: BONE), a leader in the development of revolutionary bone grafts and coatings for medical applications, today announced that its CFO, John Gandolfo, will present at the Noble Financial Tenth Annual Equity Conference, to be held January 19-22, 2014 at the Club Med in Sandpiper Bay, Florida. Bacterin's presentation will take place Monday, January 20, 2013 at 12:00 PM EST.

A live broadcast of the conference presentation will be available. To access the broadcast, go to the "Investor Info" section of the Company's website at www.bacterin.com. A replay of the conference presentation will also be available.

About Bacterin International Holdings

Bacterin International Holdings, Inc. (NYSE MKT: BONE) develops, manufactures and markets biologics products to domestic and international markets. These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries.

Bacterin's Medical Device division develops, employs, and licenses coatings for various medical device applications. For further information, please visit www.bacterin.com.

Contact:

COCKRELL GROUP

877.889.1972

investorrelations@thecockrellgroup.com

cockrellgroup.com